Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-274073) and the Registration Statements on Form S-8 (File No. 333-227671, 333-257219, 333-274074 and 333-280989) of One Stop Systems, Inc. (the “Company”) of our report dated March 18, 2026, relating to the Company’s consolidated financial statements as of December 31, 2025 and 2024, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

Our report dated March 18, 2026, contains an emphasis-of-matter paragraph relating the presentation of discontinued operations resulting from the Company’s sale of its wholly owned subsidiary, Bressner Technology GmbH.

HASKELL & WHITE LLP

Irvine, California

March 18, 2026